   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1997

                                                      REGISTRATION NO. 333-39621
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 PERCLOSE, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                 94-3154669
   (State of incorporation)      (I.R.S. Employer
                                  Identification
                                     Number)

                              199 JEFFERSON DRIVE
                          MENLO PARK, CALIFORNIA 94025
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              HENRY A. PLAIN, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 PERCLOSE, INC.
                              199 JEFFERSON DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 473-3100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        J. CASEY MCGLYNN, ESQ.                    MICHAEL W. HALL, ESQ.
    CHRISTOPHER D. MITCHELL, ESQ.                ROBERT V. W. ZIPP, ESQ.
        ROGER E. GEORGE, ESQ.                    TAMARA L. THOMPSON, ESQ.
   Wilson Sonsini Goodrich & Rosati                 Venture Law Group
       Professional Corporation                 A Professional Corporation
          650 Page Mill Road                       2800 Sand Hill Road
     Palo Alto, California 94304               Menlo Park, California 94025
            (650) 493-9300                            (650) 854-4488

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement and the Underwriting Agreement is executed.
                           --------------------------

    If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM
                                                                AGGREGATE          PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF           NUMBER OF SHARES       OFFERING PRICE          AGGREGATE             AMOUNT OF
    SECURITIES TO BE REGISTERED        TO BE REGISTERED         PER SHARE         OFFERING PRICE(1)      REGISTRATION FEE
Common Stock, $.001 par value......       1,150,000               $23.50             $27,025,000            $8,189(2)

(1) Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(2) Entire amount previously paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

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
                                EXPLANATORY NOTE

    This post-effective amendment is being filed for the purpose of incorporating the attached Prospectus Supplement dated November 24, 1997 into the Registration Statement and the Prospectus constituting a part thereof.

                                 PERCLOSE, INC.
                PROSPECTUS SUPPLEMENT DATED NOVEMBER 24, 1997 TO
                       PROSPECTUS DATED NOVEMBER 20, 1997

    On November 24, 1997, Perclose, Inc. ("Perclose" or "the Company") announced that it has commenced a voluntary manufacturer's recall of specific lots of Techstar XL 6 french percutaneous vascular surgery ("PVS") products. These products include approximately 1,000 units that have been shipped internationally since September 1997 as well as approximately 1,000 units that were shipped domestically following receipt of FDA PMA supplement approval for the Techstar XL 6 french and Techstar 6 french PVS products in November 1997.

    The Company has traced the problem resulting in the recall to a defective mold which resulted in one part of the product being out of specification in particular production runs. The problem is not attributable to a design defect. The Company is not aware of any increase in adverse patient consequences as a result of these product performance issues. In addition, the Company believes, based on reports received from the field to date, that overall product performance and the rate of product malfunction have been consistent with performance observed in clinical trials and that suggested by the labeling of the product. The Company will voluntarily notify the FDA regional office of the recall, but will be able to resume production of Techstar XL 6 products following replacement of the defective mold on the production line, which has already occurred.

    The Company plans to replace the recalled Techstar XL 6 units with Techstar 6 units currently in inventory. The Company believes it has a sufficient inventory of Techstar 6 units in inventory to meet customer requirements until Techstar XL 6 shipments resume in early December 1997. The Company intends to replace the parts out of specification on the recalled units and on the approximately 3,500 Techstar XL 6 units in inventory and to resterilize and ship those units.

    The Company anticipates that the costs of the recall, replacement and rework of the Techstar XL 6 products will have only a limited effect on its results of operations in the current quarter. As previously reported, the Techstar 6 and Techstar XL 6 received FDA approval for marketing at the same time and the Company had intended to scrap the Techstar 6 units currently held in inventory in favor of the more advanced Techstar XL 6 units. The Techstar XL 6 design enables the operator to achieve proper placement of the device, known as "marking," in an average of approximately 30 seconds, versus an average of approximately 80 seconds for the Techstar 6. In all other material respects, the devices function identically.

    There can be no assurance that customers will not react adversely to the recall and reduce or discontinue their use of the Company's PVS products. Any such adverse reaction could adversely affect the Company's ability to achieve its anticipated results of operations for current or future periods. In addition, any such adverse reaction could be protracted and could adversely affect long-term market acceptance of the Techstar XL product line and the Company's other PVS products, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors-- Dependence Upon Prostar and Techstar Products," "--Uncertainty of Market Acceptance," "--Government Regulation," "--Limited Manufacturing Experience and Scale-up Risk," "--Product Liability and Recall Risk; Limited Insurance Coverage," "Business--Products and Technology," "--Manufacturing," and "--Government Regulation."

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-effective amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on the 24th day of November, 1997.

                                          PERCLOSE, INC.

                                          By:      /s/ HENRY A. PLAIN, JR.*

                                             -----------------------------------
                                                    Henry A. Plain, Jr.,
                                                PRESIDENT AND CHIEF EXECUTIVE

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                       TITLE                            DATE
------------------------------------------------  ---------------------------------------  ----------------------

            /s/ HENRY A. PLAIN, JR.*              President, Chief Executive Officer and
     --------------------------------------         Director (Principal Executive          November 24, 1997
              Henry A. Plain, Jr.                   Officer)

             /s/ KENNETH E. LUDLUM                Vice President and Chief Financial
     --------------------------------------         Officer (Principal Financial and       November 24, 1997
               Kenneth E. Ludlum                    Accounting Officer)

             /s/ VAUGHN D. BRYSON*
     --------------------------------------       Director                                 November 24, 1997
                Vaughn D. Bryson

             /s/ MICHAEL L. EAGLE*
     --------------------------------------       Director                                 November 24, 1997
                Michael L. Eagle

              /s/ SERGE LASHUTKA*
     --------------------------------------       Director                                 November 24, 1997
                 Serge Lashutka

       /s/ JOHN B. SIMPSON, PH.D., M.D.*
     --------------------------------------       Director                                 November 24, 1997
          John B. Simpson, Ph.D., M.D.

           /s/ JAMES W. VETTER, M.D.*
     --------------------------------------       Director                                 November 24, 1997
             James W. Vetter, M.D.

                /s/ MARK A. WAN*
     --------------------------------------       Director                                 November 24, 1997
                  Mark A. Wan

*By:       /s/ KENNETH E. LUDLUM
--------------------------------------
           Attorney-in-fact